Exhibit 99

[CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV LETTERHEAD]

November 16, 2004

Captec Franchise Capital Partners L.P. IV

Re: Approval of (1) Liquidation Plan & (2) Amendment to Partnership Agreement

Dear Limited Partner:

I am pleased to announce that the limited partners have approved both proposals in our recent consent solicitation, and as a result, we will be proceeding with the liquidation of Captec Franchise Capital Partners L.P. IV (the “Partnership”).

The consent solicitation was closed on November 8, 2004, after the Partnership received the requisite limited partner consents. The results of the consent solicitation are indicated in the table below. Both proposals were approved by an overwhelming majority of the units voted.

	For		Against		Abstain
	Units	%	Units	%	Units	%
Proposal 1 to Liquidate the
Partnership’s assets pursuant to the
Plan of Liquidation and Dissolution	16,679	97.8%	95	0.6%	280	1.6%
Proposal 2 to amend the Partnership
Agreement	16,062	94.2%	581	3.4%	411	2.4%

Accordingly, the Plan of Liquidation and Dissolution and the Amendment to the Agreement of Limited Partnership were adopted effective as of November 8, 2004.

As described in the consent solicitation statement, the Partnership has already begun the marketing of its assets for sale. Based upon the initial reaction from the market, we continue to believe that market conditions for selling the properties are favorable. We will report to you when we have definitive information about material transactions.

We are very pleased with the results of the consent solicitation and appreciate your support of the plans announced therein. If you have questions regarding this information, we encourage you to contact your financial advisor, or if you wish to contact the Partnership, please call 1-888-422-7832.

Sincerely,

/s/ Patrick L. Beach

Patrick L. Beach
President of GP4 Asset Acquisition, LLC
The General Partner of Captec Franchise Capital Partners L.P. IV